EXHIBIT 21.1

Subsidiary of the 2020 ChinaCap Acquirco, Inc.

Name	Jurisdiction of Incorporation

Exceed Company Ltd.	British Virgin Islands

Subsidiaries of Exceed Company Ltd.

Name	Jurisdiction of Incorporation

None	N/A

Subsidiaries of Windrace International Company Limited

Name	Jurisdiction of Incorporation

Windrace Investment Holding Limited	British Virgin Islands

Hei Dai Lung Group Company Limited	Hong Kong

Xidelong (China) Co. Ltd.	People’s Republic of China

Fujian Xidelong Sports Goods Co., Ltd.	People’s Republic of China